Exhibit 10.1
BOARD COMPENSATION PACKAGE
Cash Compensation:
Effective as of May 1, 2007, non-employee directors shall receive the following cash payments for service on the OIS Board of Directors:
•	An annual retainer fee of $25,000 paid in cash in two equal payments, payable May 1 and November 1 of each year

•	Directors who are members of the Audit Committee (but not the Chairperson of such committee) will receive an additional $5,000, payable on May 1 of each year

•	Directors who are members of the Compensation Committee (but not the Chairperson of such committee) will receive an additional $2,000 annually, payable on May 1 of each year

•	The Chairperson of the Board of Directors will each receive $15,000 annually, payable May 1 of each year

•	The Lead Member of the Board of Directors (if different from the Chairperson) will receive $10,000 annually, payable May 1 of each year

•	The Chair of the Audit Committee will each receive $10,000 annually, payable May 1 of each year

•	The Chair of each other committee of the Board of Directors will receive $5,000 annually, payable May 1 of each year

•	Non-employee directors will be reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any of its committees that are conducted in person.
Employee-directors will not receive cash compensation for their service as members of the Board of Directors.

Non-cash Compensation:
Effective as of the 2007 Annual Meeting of Shareholders, non-employee directors shall receive the following non-cash compensation:
•	An initial grant of an option to purchase 50,000 shares of Common Stock upon election to the Board of Directors vesting with respect to 16,667 shares after the conclusion of the first year and the remainder vesting in equal monthly increments over a period of two years

•	An annual grant of an option to purchase 15,000 shares of Common Stock on the first business day of the month following the Annual Meeting of Stockholders, provided that no annual grant shall be granted to any non-employee director in the same calendar year that such person received his or her initial grant. The annual grant will vest in equal monthly increments over a period of one year

•	Each director shall have 12 months to exercise his or her options following termination of Board service for any reason

•	Grants may also be made to non-employee directors on a discretionary basis, subject to compliance with the Company’s corporate governance codes and policies
In the interest of good corporate governance and to further align the interests of members of the Board of Directors with the Company’s stockholders, the Nominating and Corporate Governance Committee of the Board of Directors has adopted stock ownership guidelines for directors. Pursuant to these guidelines, if a Director exercises a stock option, it is expected that such Director would, from such option exercise, maintain ownership of at least a number of shares equal to twenty percent (20%) of the net value of the shares acquired (after deducting the exercise price and taxes). In the case of shares acquired upon the exercise of a stock option, each Director is expected to hold such shares for nine months after termination of his or her service on the Board of Directors.